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                                                                       Exhibit 1



                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, David E. Shaw, hereby make, constitute and appoint each of:


      Lou Salkind and


      Stu Steckler,


acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity as President of D. E. Shaw & Co., Inc. (acting for itself or as the general partner or managing member of D. E. Shaw & Co., L. P., D. E. Shaw Development, L.P., D. E. Shaw & Co., L.L.C., D. E. Shaw Development, L.L.C., or Attenuon, L.L.C.) all documents, certificates, instruments, statement, other filings and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution and delivery, furnishing or filing of the applicable document.



This power of attorney shall be valid from the date hereof and replaces the power granted on January 14, 1997, which is hereby cancelled.



IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.



Date: February 5, 2001



DAVID E. SHAW
/s/David E. Shaw
New York, New York